Exhibit 8.1

São Paulo, May 25, 2011.

Banco Santander (Brasil) S.A.
Rua Amador Bueno, 474
São Paulo – SP, Brazil

Ladies and Gentlemen:

1.           We have acted as Brazilian counsel to Banco Madesant – Sociedade Unipessoal S.A., a company organized under the laws of Madeira (Portugal) (the “Selling Shareholder”) in connection with the preparation and filing by the Selling Shareholder with the Securities and Exchange Commission (the “SEC”), under the Securities Act of 1933, as amended, of a Registration Statement on Form F-3 as of the date hereof (the “Registration Statement”) and the offering by the Selling Shareholder of 25,000,000 units (each of which represents 55 common shares, without par value, and 50 preferred shares, without par value) of Banco Santander (Brasil) S.A., a sociedade por ações organized under the laws of the Federative Republic of Brazil (the “Company”) (the “Units”).

2.           We hereby confirm that the discussion set forth in the Form 20-F (File No. 001-34476), as incorporated by reference in the Registration Statement, in the “Taxation” caption, and “Brazilian Tax Considerations” and “Other Brazilian Taxes” sub-captions, insofar as such discussion constitutes summaries of Brazilian law, is our opinion on the matters referred to therein based on what is expressed in Brazilian law currently in force.

3.           We hereby consent to the filing of this opinion with the SEC as an exhibit to the Company’s Registration Statement and to any related supplemental registration statement filed pursuant to the rule applicable and to the reference of our name under the caption “Legal Matters”.

Very truly yours, Pinheiro Neto Advogados

By:	/s/ Pinheiro Neto Advogados